Exhibit 5.2

[Commercial Law Group, P.C. Letterhead]

August 14, 2007

Chesapeake Energy Corporation

6100 North Western Avenue

Oklahoma City, Oklahoma 73118

Re:	Chesapeake Energy Corporation; August, 2007 Shelf Takedown; Our File No. 3520-0248

Ladies and Gentlemen:

We have acted as special Oklahoma counsel for Chesapeake Energy Corporation, an Oklahoma corporation (the “Company”), in connection with the offer and sale by the Company of $500,000,000 aggregate principal amount of 2.500% Contingent Convertible Senior Notes due 2037 (“Convertible Senior Notes”) to be issued under an indenture dated as of May 15, 2007 (the “Indenture”) among the Company, the Subsidiary Guarantors named therein and the Bank of New York Trust Company N.A., and the Company’s common stock, par value $.01 per share, issuable upon conversion thereof (the “Common Stock”), and the issuance by the Subsidiary Guarantors of the Guarantees (as defined in the Indenture).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (a) the Restated Certificate of Incorporation, as amended (together with the related Certificates of Designation), and Bylaws of the Company, and (b) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

Based on the foregoing, we are of the opinion that when certificates representing the shares of Common Stock have been duly executed, countersigned, registered and delivered upon conversion, exchange or exercise of the Convertible Senior Notes in accordance with the terms of the Convertible Senior Notes providing for the conversion, exchange or exercise as approved by the Board, for the consideration approved by the Board, such shares of Common Stock will be legally issued, fully paid and non-assessable.

We are members of the bar of the State of Oklahoma. The opinions expressed herein are limited exclusively to the federal laws of the United States of America and the laws of the State of Oklahoma, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K and the use of our name in the prospectus forming part of the Registration Statement under the caption “Legal Matters.” By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Chesapeake Energy Corporation

August 14, 2007

No opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion is based upon the law in existence on the date of this letter and we assume no responsibility or obligation to monitor any change in any such law or to modify this opinion as a result thereof.

Very truly yours,

COMMERCIAL LAW GROUP, P.C.